SECURITIES AND EXCHANGE COMMISSION

                    Washington DC   20549

          _________________________________________

                          FORM  8-K

                       CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange
                         Act of 1934





Date of Report (Date of earliest event reported):  April 10, 1996



             EXECUTONE INFORMATION SYSTEMS, INC.
   (Exact name of registrant as specified in its charter)

          Virginia               0-11551           86-0449210
(State or other jurisdiction   (Commission       (IRS Employer
      of incorporation)        File Number)    Identification No.)


     478 Wheelers Farms Road, Milford, Connecticut    06460
       (Address of principal executive offices)     (Zip Code)


 Registrant's telephone number, including area code:  (203) 876-7600

Item 5.  Other Events.

On April 10, 1996, the Company entered into and announced an agreement to sell the Company's direct sales and service organization, including its network services division, to a new acquisition company led by Bain Capital, Inc. and including Triumph Capital Group (the "Buyer"). The purchase price will consist of $61.5 million in cash, a $5.9 million junior subordinated note due July 1, 2004, with interest at 7.5% per year, and warrants to purchase 8% of the equity issued as of the closing in the new company. The sale is expected to close on May 31, 1996, subject to the Buyer's financing and other conditions.

The purchase and sale agreement also provides that the Company and the Buyer will enter into a five-year exclusive distributor agreement pursuant to which the Buyer will sell and service EXECUTONEr and INFOSTARr telephone products to business and commercial locations that require up to 400 telephones.

The sale will include the Company's National Service Center. The sale does not include the Pittsburgh direct sales and service office, which the Company has separately agreed to sell to one of its existing independent distributors for approximately $1.3 million in cash and notes. The sale also does not include any of the healthcare communications division, the call center management division, the videoconferencing division, the National Accounts or Federal Systems marketing groups or the recently acquired Unistar business.

On April 10, 1996, the Company also announced that it had given notice of its intention to terminate its distribution agreement with GPT Video Systems due to failures by GPT to deliver properly functioning videoconferencing products on a timely basis. The Company has not yet finalized its plans for its videoconferencing division.

In connection with the announcement of these events, the Company's management projected that on a pro forma basis, giving effect to the sale to Bain, the Company's revenues in 1995 would have been $157 million, compared to actual sales of $296 million. Pro forma pre-tax income, with the assumption of approximately $4 million of overhead absorbed by the new company and the elimination of approximately $4.9 million in other overhead expenses, would have been approximately $8 million, compared to the pre-tax income of $5.8 million, excluding in both cases the provisions for restructuring, including goodwill write-off, and acquisition costs incurred in 1995. This pro forma financial information is not intended to meet the requirements of Regulation S-X but is intended to provide a forward-looking estimate of 1995 financial results.

In discussing the effects of the proposed transactions, the Company announced that revenue for the first quarter, ended March 31, 1996, would be short of expectations, and that actual results for the first quarter will be announced in May. The Company stated that it is unable to forecast revenues and earnings for the second quarter due to uncertainty regarding the timing of the sale to Bain and the effects of terminating the GPT agreement. The Company further projected that revenues for the third quarter of 1996, assuming completion of the sale to Bain by the end of the second quarter, would be in the range of approximately $45 million to $47 million, and that revenues for the fourth quarter could range between approximately $47 million and $49 million. The Company estimated that at such levels of revenue, earnings would be approximately $.04 per share for the third quarter and $.06 per share for the fourth quarter.

The forward-looking statements regarding estimated results for the third and fourth quarters of 1996 are based on several assumptions: (1) the closing of the sale to Bain in the second quarter, resulting in no network or direct telephony revenue or earnings in the third or fourth quarter; (2) growth in OEM sales of telephony product pursuant to the distribution agreement with the new Bain company and other OEM telephony shipments of 5% over 1995 OEM sales volume; (3) growth in call center management sales, from $3.7 million for the third and fourth quarters of 1995 combined to $8.7 million for the same quarters in 1996; (4) growth of approximately 22% in healthcare communication sales, from $14.6 million in the last two quarters of 1995 to $17.9 million for the same period in 1996; (5) projected reductions in corporate expenses resulting from the sale of the direct sales and service and network businesses of approximately $2.0 million for the third and fourth quarters of 1996 combined and additional overhead reductions of $2.5 million; (6) an increase for the six-month period in 1996 of 26% over 1995 in the Company's National Accounts and Federal Systems revenues; and (7) no videoconferencing revenues or expenses and no charges in the third or fourth quarter of 1996 relating to the exiting or sale of businesses.

The Company's forward-looking statements regarding estimates of the proforma results for 1995 and the estimates of results for the third and fourth quarters of 1996 should be evaluated with the level of caution appropriate at a time when the transaction and proposed restructuring cost savings have not yet been effected.

The estimates and projections by the Company are also based on assumptions, projections and estimates regarding continuing growth of the economy, the telecommunications industry in general and specific events that may directly affect the Company's performance. The Company's markets are very competitive and some of the Company's competitors have greater financial resources that allow them to price products aggressively. These assumptions, projections and estimates include and relate to the pricing of products in the markets in which the Company competes, the strength and effects of competition, the market's acceptance of the products offered by the Company, the perceived value of these products by potential purchasers, decisions by intermediaries in the distribution channels regarding pricing, advertising, promotions and other areas affecting end-user demand for products, and the lack of any material disruption of product supply or demand.

If actual events differ materially from the Company's assumptions, projections and estimates , or if the sale does not occur as planned, the Company's actual results could vary significantly from the performance projected in the forward-looking statements.

                         SIGNATURES



     Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                    EXECUTONE INFORMATION SYSTEMS, INC.


                         By:/s/ Anthony R. Guarascio
                            Anthony R. Guarascio
                            Vice President, Finance and
                            Chief Financial Officer


Date:   May 1, 1996